  Exhibit 2.1

SHARE EXCHANGE AGREEMENT

by and among

Sollensys Corp.;

Eagle Lake Laboratories, Inc.;

The Shareholders of Eagle Lake Laboratories, Inc.;

And

Donald Beavers as the Shareholders’ Representative.

TABLE OF CONTENTS

i

Exhibit A
Eagle Lake Shareholders’ Eagle Lake Stock

ii

SHARE EXCHANGE AGREEMENT

Dated as of November 30, 2020

This Share Exchange Agreement (this “Agreement”) is entered into as of the date first set forth above (the “Effective Date”) by and between (i) Sollensys Corp. a Nevada corporation (the “Company”); (ii) Eagle Lake Laboratories, Inc., a Florida corporation (“Eagle Lake”), (iii) each of the shareholders of Eagle Lake as set forth on the signature pages hereto (the “Eagle Lake Shareholders”) and (iv) Donald Beavers as the representative of the Eagle Lake Shareholders (the “Shareholders’ Representative”). Each of Eagle Lake and the Eagle Lake Shareholders may be referred to collectively herein as the “Eagle Lake Parties” and separately as an “Eagle Lake Party.” Each of the Company, each Eagle Lake Party and the Shareholders’ Representative may be referred to herein collectively as the “Parties” and separately as a “Party.”

WHEREAS, the Company agrees to acquire from the Eagle Lake Shareholders all of the shares of common stock of Eagle Lake held by the Eagle Lake Shareholders in exchange for the issuance by the Company to Eagle Lake Shareholders of shares of the Company’s common stock, par value $0.001 per share (the “Company Common Stock”);

WHEREAS, Eagle Lake will become a wholly owned subsidiary of the Company; and

WHEREAS, for Federal income tax purposes, it is intended that the Exchange (as defined below) qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the Parties to be derived herefrom, and intending to be legally bound hereby, it is hereby agreed as follows:

ARTICLE I.  DEFINITIONS

Section  1.01 Definitions.

 The following terms, as used herein, have the following meanings

(a)
“Accredited Investor” has the meaning set forth in Section 3.12(b).

(b)
“Action” means any legal action, suit, claim, investigation, hearing or proceeding, including any audit, claim or assessment for Taxes or otherwise.

(c)
“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

(d)
“Agreement” has the meaning set forth in the introductory paragraph hereto.

(e)
“Arbitrator” has the meaning set forth in Section 9.01(a).

(f)
“Articles” means the Articles of Incorporation of the Company as in effect from time to time.

(g)
“Authority” means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, or any public, private or industry regulatory authority, whether international, national, Federal, state, or local.

(h)
“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in Nevada are authorized or required by law or executive order to close.

(i)
“Cap” has the meaning set forth in Section 8.07(a).

(j)
“Closing Date” has the meaning set forth in Section 2.02.

(k)
“Closing” has the meaning set forth in Section 2.02.

(l)
“Code” has the meaning set forth in the recitals hereto.

(m)
“Company Common Stock” has the meaning set forth in the recitals hereto.

(n)
“Company Indemnified Party” has the meaning set forth in Section 8.01.

(o)
“Company Organizational Documents” has the meaning set forth in Section 4.01.

(p)
“Company” has the meaning set forth in the introductory paragraph hereto.

(q)
“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.” Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (the “10% Owner”) (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 10% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 10% or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a 10% Owner ) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

(r)
“Counsel” has the meaning set forth in Section 9.22.

(s)
“Direct Claim” has the meaning set forth in Section 8.03(c).

(t)
“Eagle Lake Indemnified Party” has the meaning set forth in Section 8.02.

(u)
 “Eagle Lake Organizational Documents” has the meaning set forth in Section 3.01.

(v)
“Eagle Lake Party” and “Eagle Lake Parties” have the meanings set forth in the introductory paragraph hereto.

(w)
“Eagle Lake Shareholders” has the meaning set forth in the introductory paragraph hereto.

(x)
 “Eagle Lake Stock” has the meaning set forth in Section 2.01(a).

(y)
“Eagle Lake” has the meaning set forth in the introductory paragraph hereto.

(z)
“Effective Date” has the meaning set forth in the introductory paragraph hereto.

(aa)
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(bb)
“Exchange Shares” has the meaning set forth in Section 2.01(b).

(cc)
“Exchange” has the meaning set forth in Section 2.01(f).

(dd)
“Form 8-K” has the meaning set forth in Section 9.09.

(ee)
“Indemnified Party” has the meaning set forth Section 8.03.

(ff)
“Indemnifying Party” has the meaning set forth Section 8.03.

(gg)
“Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, rule, or regulation.

(hh)
“Lien” means any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

(ii)
“Losses” and “Loss” has the meaning set forth in Section 8.01.

(jj)
“Material Adverse Effect” or “Material Adverse Change” means a material and adverse change or a material and adverse effect, individually or in the aggregate, on the condition (financial or otherwise), net worth, management, earnings, cash flows, business, operations or properties of a Party taken as a whole, whether or not arising from transactions in the ordinary course of business.

(kk)
“Order” means any decree, order, judgment, writ, award, injunction, rule, injunction, stay, decree, judgment or restraining order or consent of or by an Authority.

(ll)
“Party” and “Parties” have the meanings set forth in the introductory paragraph hereto.

(mm)
“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

(nn)
“Regulation S” has the meaning set forth in Section 3.12(f).

(oo)
 “Rule 144” has the meaning set forth in Section 3.12(f).

(pp)
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(qq)
“Shareholders’ Representative” has the meaning set forth in the introductory paragraph hereto.

(rr)
“Tax(es)” means any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), including any liability therefor as a transferee (including under Section 6901 of the Code or similar provision of applicable Law) or successor, as a result of Treasury Regulation Section 1.1502-6 or similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement, together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

(ss)
“Taxing Authority” means the Internal Revenue Service and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

(tt)
“Termination Date” means December 31, 2020, provided that the Parties may amend such Termination Date pursuant to Section 9.14(a).

(uu)
“Third-Party Claim” has the meaning set forth in Section 8.03(a).

(vv)
“Trading Day” has the meaning set forth in Section 2.01(e).

(ww)
“Trading Market” has the meaning set forth in Section 2.01(d)(i).

Section 1.02 Interpretive Provisions.  Unless the express context otherwise requires:

(a)
the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)
terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c)
the terms “Dollars” and “$” mean United States Dollars;

(d)
references herein to a specific Section, Subsection, Recital or Exhibit shall refer, respectively, to Sections, Subsections, Recitals or Exhibits of this Agreement;

(e)
wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f)
references herein to any gender shall include each other gender;

(g)
references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 1.03(g) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(h)
references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(i)
references herein to any contract or agreement (including this Agreement) mean such contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof;

(j)
with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(k)
references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time; and

(l)
references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder.

ARTICLE II. SHARE EXCHANGE

Section 2.01 The Exchange.

(a)
On the terms and subject to the conditions set forth in this Agreement, the Eagle Lake Shareholders, who hold an aggregate of 10,000,000 shares of Eagle Lake’s common stock, no stated par value per share, (the “Eagle Lake Stock”) representing 100% of Eagle Lake’s issued and outstanding capital stock, shall sell, assign, transfer and deliver to the Company, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, all of the Eagle Lake Stock held by them.

(b)
Subject to the provisions of Section 2.01(c), all of the shares of Eagle Lake Stock, collectively, shall be exchanged for a number of shares of Company Common Stock equal to (i) $1,000,000, divided by (ii) the Share Price (as defined below). All of the shares of Company Common Stock to be issued to the Eagle Lake Shareholders pursuant to this Section 2.01 are referred to as the “Exchange Shares” and shall be apportioned to the Eagle Lake Shareholders pro rata based on the number of shares of Eagle Lake Stock held by each Eagle Lake Shareholder as set forth on Exhibit A with any resulting fractional shares of Company Common Stock resulting to be rounded to the nearest whole share.

(c)
Notwithstanding the provisions of Section 2.01(b), in the event that the calculations as set forth in Section 2.01(b) would result in a total number of shares of Common Stock being issued to the Eagle Lake Shareholders in excess of one million (1,000,000) Exchange Shares, then the number of Exchange Shares to be issued to the Eagle Lake Shareholders (as a whole) in the Exchange shall one million (1,000,000) Exchange Shares, to be apportioned between the Eagle Lake Shareholders as set forth in Section 2.01(b).

(d)
For purposes herein, the term “Share Price” shall mean the closing price of the Common Stock as of the last Trading Day (as defined below) prior to the Closing Date, rounded to the nearest $0.01, determined by the first to apply of the following:

(i)
the closing price for the Common Stock on the OTC Markets or a United States national securities exchange which is the principal market on which the Common Stock is then traded (as applicable, the “Trading Market”) as reported by OTC Markets Group Inc. (formerly Pink Sheets LLC) or other reputable source;

(ii)
if no closing price is reported for the Common Stock as set forth in Section 2.01(d)(i), the average of the highest closing bid price and the lowest closing ask price of any of the market makers for the Common Stock as reported in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC); and

(iii)
if the Share Price cannot be calculated for such security on such date on bases as set forth in Section 2.01(d)(i) or Section 2.01(d)(ii), the Share Price shall be the fair market value of the Common Stock as mutually determined in good faith by the Board of Directors of the Company and the Shareholders’ Representative after taking into consideration factors they may each deem appropriate, and provided that if the Company and the Shareholders’ Representative cannot so agree then such dispute shall be settled in accordance with the provisions for resolutions of disputes as set forth in this Agreement.

(e)
For purposes herein, “Trading Day” means any day on which the Common Stock is traded on the Trading Market or is otherwise reported on “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC) or a similar organization or agency succeeding to its functions of reporting prices.

(f)
The exchange as set forth in this Section 2.01, subject to the other terms and conditions herein, is referred to collectively herein as the “Exchange.”

(g)
At the Closing the Eagle Lake Shareholders shall, on transfer of their respective shares of Eagle Lake Stock to the Company, be recorded in the stock ledger of the Company as the owners of the applicable portion of the total Exchange Shares.

Section 2.02 Closing. The closing of the transactions contemplated by this Agreement shall occur on second Business Day following the satisfaction or waiver (by the Party for whose benefit the conditions to exist) of the conditions to closing set forth in Section 5.01, Section 5.02 and Section 5.03, or at such other date, time or place as the Parties may agree (the date and time at which the Closing is actually held being the “Closing Date”), via the exchange of electronic documents and other items as required herein.

Section 2.03 Eagle Lake Deliverables at the Closing. At the Closing, Eagle Lake or the Eagle Lake Shareholders, as applicable, shall deliver to the Company:

(a)
Stock powers or such other instruments of transfer duly executed in blank and with all required stock transfer stamps affixed, in form and substance satisfactory to the Company as required for the ownership of the Eagle Lake Stock to be transferred to the Company, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, with all necessary transfer Tax and other revenue stamps, acquired at each Eagle Lake Shareholder’s expense, affixed; and

(b)
A certificate of the Secretary of Eagle Lake and the Shareholders Representative on behalf of the Eagle Lake Shareholders, dated as of the Closing Date, and:

(i)
attaching and certifying (i) copies of the resolutions of the Board of Directors of Eagle Lake authorizing the execution, delivery and performance of this Agreement and the other documents referenced herein and the completion of the transactions contemplated herein; and (ii) the Eagle Lake Organizational Documents;

(ii)
certifying that the conditions set forth in Section 5.02(b), Section 5.02(c), Section 5.02(d), Section 5.02(e) and Section 5.02(h) have been satisfied and that the statements therein are true and correct; and

(iii)
attaching a certificate of status issued by the Florida Secretary of State for Eagle Lake, dated as of a date within 5 days of the Closing Date.

Section 2.04 Company Deliverables at the Closing. At the Closing, the Company shall deliver:

(a)
To the Shareholders’ Representative for further distribution to the Eagle Lake Shareholders, the Exchange Shares in accordance with Section 2.01, provided that the Parties acknowledge and agree that the Exchange Shares may be issued in book-entry format at the Company’s transfer agent, at the election of the Company; and

(b)
To Eagle Lake a certificate of the Secretary of the Company, dated as of the Closing Date, and:

(i)
attaching and certifying copies of (i) the resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and the other documents referenced herein and the completion of the transactions contemplated herein, and (ii) the Company Organizational Documents;

(ii)
certifying that the conditions set forth in Section 5.03(b), Section 5.03(c), Section 5.03(d), Section 5.03(e) and Section 5.03(g) have been satisfied and that the statements therein are true and correct; and

(iii)
attaching a certificate of status issued by the Nevada Secretary of State for the Company, dated as of a date within 5 days of the Closing Date.

Section 2.05 Additional Documents. At the Closing, the Company, Eagle Lake, the Shareholders’ Representative and the Eagle Lake Shareholders shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered), any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the Parties and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.

Section 2.06 Tax Consequences. For U.S. federal income tax purposes, the Exchange is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

Section 2.07 Conveyance Taxes.

 The Eagle Lake Shareholders will pay all sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar Taxes incurred as a result of the transactions contemplated by this Agreement.

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE EAGLE LAKE PARTIES

As an inducement to, and to obtain the reliance of the Company, the Eagle Lake Parties, jointly and severally (other than with respect to the representations and warranties as set forth in Section 3.07 and Section 3.12 which are given by each Eagle Lake Shareholder individually, severally and not jointly and severally, and solely with respect to the Eagle Lake Stock held by such Eagle Lake Shareholder and with respect to the Exchange Shares to be received by such Eagle Lake Shareholder, as applicable) represent and warrant to the Company, as of the Effective Date and as of the Closing Date except as otherwise specifically set forth below as to representations and warranties which speak solely with respect to a particular date, as follows:

Section 3.01 Corporate Existence and Power. Eagle Lake is a corporation duly organized, validly existing, and in good standing under the Laws of the state of Florida, and has the corporate power and is duly authorized under all applicable Laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. Eagle Lake has delivered to the Company complete and correct copies of the organizational documents and the corporate minute books of Eagle Lake as in effect on the Effective Date (the “Eagle Lake Organizational Documents”). Eagle Lake has full corporate power and authority to carry on its businesses as it is now being conducted and as now proposed to be conducted and to own or lease its properties and assets.

Section 3.02 Due Authorization. The execution, delivery and performance of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the Eagle Lake Organizational Documents. Eagle Lake has taken all actions required by Law, the Eagle Lake Organizational Documents or otherwise to authorize the execution, delivery and performance of this Agreement and to consummate the transactions herein contemplated.

Section 3.03 Valid Obligation. This Agreement and all agreements and other documents executed by Eagle Lake and the Eagle Lake Shareholders in connection herewith constitute the valid and binding obligations of Eagle Lake and the Eagle Lake Shareholders, as applicable, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 3.04 Governmental Authorization. Neither the execution, delivery nor performance of this Agreement by any Eagle Lake Party requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority.

Section 3.05 Authorized Shares and Capital.

(a)
The authorized capital stock of Eagle Lake consists of 10,000,000 shares of common stock, no stated par value per share, of which 10,000,000 shares are issued and outstanding. All of the issued and outstanding Eagle Lake Stock is held, collectively, by the Eagle Lake Shareholders.

(b)
Eagle Lake has no outstanding options, rights or commitments to issue shares of Eagle Lake Stock or any other equity security of Eagle Lake, and there are no outstanding securities convertible or exercisable into or exchangeable for shares of Eagle Lake Stock or any other equity security of Eagle Lake.

(c)
There is no voting trust, agreement or arrangement among any of the beneficial holders of Eagle Lake Stock affecting the nomination or election of directors or the exercise of the voting rights of Eagle Lake Stock.

(d)
The offer, issuance and sale of such shares of Eagle Lake Stock were (a) exempt from the registration and prospectus delivery requirements of the Securities Act, (b) registered or qualified (or were exempt from registration or qualification) under the registration or qualification requirements of all applicable state securities Laws and (c) accomplished in conformity with all other applicable securities Laws. None of such shares of Eagle Lake Stock are subject to a right of withdrawal or a right of rescission under any federal or state securities or “Blue Sky” Law.

Section 3.06 Validity of Shares. The shares of Eagle Lake Stock to be delivered at the Closing shall be duly and validly issued, fully paid and non-assessable and free and clear of any Liens.

Section 3.07 Title to and Issuance of the Eagle Lake Stock. Each of the Eagle Lake Shareholders is, and on the Closing Date will be, the record and beneficial owner and holder of the Eagle Lake Stock to be delivered at the Closing, as set forth on Exhibit A attached hereto in the column entitled “Shares of Eagle Lake Stock Owned”, free and clear of all Liens, and Exhibit A is true and correct in all respects. None of the Eagle Lake Stock is subject to pre-emptive or similar rights, either pursuant to any Eagle Lake Organizational Document, requirement of Law or any contract, and no Person has any pre-emptive rights or similar rights to purchase or receive any Eagle Lake Stock or other interests in the Company from the Eagle Lake Shareholders.

Section 3.08 Subsidiaries. Eagle Lake does not have any subsidiaries, and does not own, beneficially or of record, any equity interests of any other Person.

Section 3.09 Absence of Certain Changes or Events. Since the Effective Date:

(a)
There has not been any Material Adverse Change in the business, operations, properties, assets, or condition (financial or otherwise) of Eagle Lake;

(b)
Eagle Lake has not (i) amended the Eagle Lake Organizational Documents; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its shares; (iii) made any material change in its method of management, operation or accounting; (iv) entered into any other material transaction other than sales in the ordinary course of its business; or (v) made any increase in or adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees; and

(c)
Eagle Lake has not (i) granted or agreed to grant any options, warrants or other rights for its stocks, bonds or other corporate securities calling for the issuance thereof, (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except as disclosed herein and except liabilities incurred in the ordinary course of business; sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights or canceled, or agreed to cancel, any debts or claims; or (iv) issued, delivered, or agreed to issue or deliver any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock) except in connection with this Agreement

Section 3.10 Compliance With Laws and Regulations. Eagle Lake has complied with all applicable statutes and regulations of any provincial, federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of Eagle Lake or except to the extent that noncompliance would not result in the occurrence of any material liability for Eagle Lake.

Section 3.11 Taxes. Eagle Lake has duly and punctually paid all governmental fees and taxes which it has become liable to pay and has duly allowed for all taxes reasonably foreseeable and is under no liability to pay any penalty or interest in connection with any claim for governmental fees or taxes and Eagle Lake has made any and all proper declarations and returns for tax purposes and all information contained in such declarations and returns is true and complete.

Section 3.12 Investment Representations. For purposes of this Section 3.12, any reference to the “Exchange Shares” shall be deemed solely to be a reference to the portion of the Exchange Shares being delivered to such applicable Eagle Lake Shareholder.

(a)
Investment Purpose. As of the Effective Date, such Eagle Lake Shareholder understands and agrees that the consummation of this Agreement including the delivery of the Exchange Shares to such Eagle Lake Shareholder in exchange for the Eagle Lake Stock held by such Eagle Lake Shareholder as contemplated hereby, constitutes the offer and sale of securities under the Securities Act and applicable state statutes and that the Exchange Shares being acquired by such Eagle Lake Shareholder are being acquired by such Eagle Lake Shareholder for such Eagle Lake Shareholder’s own account and not with a present view towards the public sale or distribution thereof, except pursuant to sales registered or exempted from registration under the Securities Act.

(b)
Investor Status. Such Eagle Lake Shareholder is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D (an “Accredited Investor”). Such Eagle Lake Shareholder has been furnished with all documents and materials relating to the business, finances and operations of the Company and its subsidiaries and information that such Eagle Lake Shareholder requested and deemed material to making an informed decision regarding this Agreement and the underlying transactions.

(c)
Reliance on Exemptions. Such Eagle Lake Shareholder understands that the Exchange Shares are being offered and sold to such Eagle Lake Shareholder in reliance upon specific exemptions from the registration requirements of United States federal and state securities Laws and that the Company is relying upon the truth and accuracy of, and such Eagle Lake Shareholder’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Eagle Lake Shareholder set forth herein in order to determine the availability of such exemptions and the eligibility of such Eagle Lake Shareholder to acquire the Exchange Shares.

(d)
Information. Such Eagle Lake Shareholder and his, her or its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Exchange Shares which have been requested by such Eagle Lake Shareholder or his advisors. Such Eagle Lake Shareholder and his, her or its advisors, if any, have been afforded the opportunity to ask questions of the Company. Such Eagle Lake Shareholder understands that his, her or its investment in the Exchange Shares involves a significant degree of risk. Such Eagle Lake Shareholder is not aware of any facts that may constitute a breach of any of the Company’s representations and warranties made herein.

(e)
Governmental Review. Such Eagle Lake Shareholder understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Exchange Shares.

(f)
Transfer or Resale. Such Eagle Lake Shareholder understands that the sale or re-sale of the Exchange Shares has not been and is not being registered under the Securities Act or any applicable state securities Laws, and the Exchange Shares may not be transferred unless (a) the Exchange Shares are sold pursuant to an effective registration statement under the Securities Act, (b) such Eagle Lake Shareholder shall have delivered to the Company, at the cost of such Eagle Lake Shareholder, an opinion of counsel that shall be in form, substance and scope customary for opinions of counsel in comparable transactions to the effect that the Exchange Shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration, which opinion shall be accepted by the Company, (c) the Exchange Shares are sold or transferred to an “affiliate” (as defined in Rule 144 promulgated under the Securities Act (or a successor rule) (“Rule 144”)) of such Eagle Lake Shareholder who agree to sell or otherwise transfer the Exchange Shares only in accordance with this Section 3.12 and who is an Accredited Investor, (d) the Exchange Shares are sold pursuant to Rule 144, or (e) the Exchange Shares are sold pursuant to Regulation S under the Securities Act (or a successor rule) (“Regulation S”), and such Eagle Lake Shareholder shall have delivered to the Company, at the cost of such Eagle Lake Shareholder, an opinion of counsel that shall be in form, substance and scope customary for opinions of counsel in corporate transactions, which opinion shall be accepted by the Company; (ii) any sale of such Exchange Shares made in reliance on Rule 144 may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any re-sale of such Exchange Shares under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other person is under any obligation to register such Exchange Shares under the Securities Act or any state securities Laws or to comply with the terms and conditions of any exemption thereunder (in each case). Notwithstanding the foregoing or anything else contained herein to the contrary, the Exchange Shares may be pledged as collateral in connection with a bona fide margin account or other lending arrangement.

(g)
Legends. Such Eagle Lake Shareholder understands that the Exchange Shares, until such time as the Exchange Shares have been registered under the Securities Act, or may be sold pursuant to Rule 144 or Regulation S without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Exchange Shares may bear a standard Rule 144 legend and a stop-transfer order may be placed against transfer of the certificates for such Exchange Shares.

(h)
Removal. The legend(s) referenced in Section 3.12(g) shall be removed and the Company shall issue a certificate without such legend to the holder of any Exchange Shares upon which it is stamped, if, unless otherwise required by applicable state securities Laws, (a) the Exchange Shares are registered for sale under an effective registration statement filed under the Securities Act or otherwise may be sold pursuant to Rule 144 or Regulation S without any restriction as to the number of securities as of a particular date that can then be immediately sold, or (b) such holder provides the Company with an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of such Exchange Shares may be made without registration under the Securities Act, which opinion shall be accepted by the Company so that the sale or transfer is effected. Such Eagle Lake Shareholder agrees to sell all Exchange Shares, including those represented by a certificate(s) from which the legend has been removed, in compliance with applicable prospectus delivery requirements, if any.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to, and to obtain the reliance of Eagle Lake and the Eagle Lake Shareholders, the Company represents and warrants to Eagle Lake and the Eagle Lake Shareholders, as of the Effective Date and as of the Closing Date except as otherwise specifically set forth below as to representations and warranties which speak solely with respect to a particular date, as follows:

Section 4.01 Corporate Existence and Power. The Company is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Nevada and has the corporate power and is duly authorized under all applicable Laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. The Company has delivered to the Shareholders’ Representative complete and correct copies of the articles of incorporation and bylaws of the Company as in effect on the Effective Date (the “Company Organizational Documents”). The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the Company Organizational Documents. The Company has taken all action required by Law, the Company Organizational Documents, or otherwise to authorize the execution and delivery of this Agreement, and the Company has full power, authority, and legal right and has taken all action required by Law, the Company Organizational Documents or otherwise to consummate the transactions herein contemplated.

Section 4.02 Due Authorization. The execution, delivery and performance of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the Company Organizational Documents. The Company has taken all actions required by Law, the Company Organizational Documents or otherwise to authorize the execution, delivery and performance of this Agreement and to consummate the transactions herein contemplated.

Section 4.03 Valid Obligation. This Agreement and all agreements and other documents executed by the Company in connection herewith constitute the valid and binding obligations of the Company, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 4.04 Governmental Authorization. Neither the execution, delivery nor performance of this Agreement by the Company requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority.

Section 4.05 Authorized Shares and Capital.

(a)
As of the Effective Date, the authorized capital stock of the Company consists of (i) 300,000,000 shares of common stock, par value $0.001 per share, and (ii) 25,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), of which no shares are designated, issued or outstanding.

(b)
Immediately prior to the Closing, the Company’s authorized capitalization will consist of (a) 300,000,000 shares of Company Common Stock, of which 99,183,962 shares will be issued and outstanding, and (b) 25,000,000 shares of Preferred Stock, none of which shall be designated, issued or outstanding.

(c)
The Company has no outstanding options, rights or commitments to issue shares of Company Common Stock or any other equity security of the Company, and there are no outstanding securities convertible or exercisable into or exchangeable for shares of Company Common Stock or any other equity security of the Company.

(d)
All issued and outstanding shares are legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.

Section 4.06 Subsidiaries. The Company does not have any subsidiaries and does not own, beneficially or of record, any equity interest in any other Person.

Section 4.07 Information. The information concerning the Company set forth in this Agreement is complete and accurate in all material respects and does not contain any untrue statements of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 4.08 Absence of Certain Changes or Events. Since the Effective Date:

(a)
there has not been any Material Adverse Change in the business, operations, properties, assets or condition of the Company;

(b)
the Company has not (i) declared or made, or agreed to declare or make any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (ii) waived any rights of value which in the aggregate are outside of the ordinary course of business or material considering the business of the Company; (iii) made any material change in its method of management, operation, or accounting; or (iv) entered into any transactions or agreements other than in the ordinary course of business; and

(c)
to its knowledge, the Company has not become subject to any Law or regulation which materially and adversely affects, or in the future, may adversely affect, the business, operations, properties, assets or condition of the Company.

Section 4.09 Litigation and Proceedings. There are no actions, suits, proceedings or investigations pending or, to the knowledge of the Company after reasonable investigation, threatened by or against the Company or affecting the Company or its properties, at Law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. The Company has no knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality or any circumstance which after reasonable investigation would result in the discovery of such default.

Section 4.10 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which the Company is a party or to which any of its assets, properties or operations are subject, which would result in a Material Adverse Effect on the Company.

Section 4.11 Compliance With Laws and Regulations. The Company has complied with all United States federal, state or local or any applicable foreign Laws applicable to the Company and the operation of its business, except where the failure to so comply would reasonably be expected to result in a Material Adverse Effect on the Company.

Section 4.12 Approval of Agreement. The Board of Directors of the Company has authorized the execution and delivery of this Agreement by the Company and has approved this Agreement and the transactions contemplated hereby.

ARTICLE V. CONDITIONS TO THE CLOSING

Section 5.01 Conditions to the Obligations of all of the Parties.

 The obligations of all of the Parties to consummate the Closing are subject to the satisfaction, or waiver by each of the Parties, at or before the Closing Date of all the following conditions:

(a)
No provisions of any applicable Law, and no Order shall prohibit or impose any condition or prohibition on the consummation of the Closing.

(b)
There shall not be any Action brought by a third-party non-Affiliate to enjoin or otherwise restrict the consummation of the Closing.

(c)
The Parties shall have received all necessary approvals from all required Authorities to consummate the transactions contemplated herein.

(d)
Eagle Lake shall have provided to the Company audited financial statements for Eagle Lake and related auditor reports thereon from a Public Company Accounting Oversight Board-registered auditor which consents to the inclusion of its statements in SEC public filings, for each of the two most recently ended fiscal years and any other period audited or unaudited but reviewed financials are required to be included in the SEC Reports following the Closing pursuant to applicable Law, and unaudited statements for any other required interim periods.

Section 5.02 Conditions to the Obligations of the Company for the Closing.

 The obligations of the Company to consummate the Closing are subject to the satisfaction (or waiver by the Company), at or before the Closing Date, of the following conditions:

(a)
the Company shall have completed its due diligence investigation of Eagle Lake to the Company’s satisfaction in the Company’s sole discretion;

(b)
The representations and warranties made by Eagle Lake and the Eagle Lake Shareholders in this Agreement shall have been true and correct when made and shall be true and correct in all material respects (other than representations and warranties which are qualified as to materiality, which shall be true and correct in all respects, and other than the representations and warranties in Section 3.05, Section 3.06 and Section 3.07 which shall each be true and correct in all respects) at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, except for changes therein permitted by this Agreement;

(c)
No Material Adverse Change shall have occurred in the business, assets, liabilities, results, financial condition, affairs or prospects of Eagle Lake from the Effective Date to the Closing;

(d)
Each of the Eagle Lake Parties shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by such Eagle Lake Parties prior to or at the Closing;

(e)
Eagle Lake’s Board of Directors shall have approved this Agreement and the transactions contemplated herein and shall not have withdrawn such approval;

(f)
The Company’s Board of Directors shall have approved this Agreement and the transactions contemplated herein and shall not have withdrawn such approval;

(g)
at least one director on the Company’s Board of Directors who is not “interested” in the transactions contemplated herein (for purposes of the Nevada Revised Statutes) shall have approved this Agreement and the transactions contemplated herein and shall not have withdrawn such approval; and

(h)
All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of Eagle Lake after the Closing Date on the basis as presently operated shall have been obtained.

Section 5.03 Condition to the Obligations of the Eagle Lake Parties For the Closing. The obligations of the Eagle Lake Parties to consummate the Closing are subject to the satisfaction (or waiver by Eagle Lake and the Shareholders’ Representative on behalf of the Eagle Lake Shareholders), at or before the Closing Date, of the following conditions:

(a)
Eagle Lake and the Shareholders’ Representative shall have each completed their due diligence investigation of the Company to Eagle Lake’s and the Shareholders’ Representative’s satisfaction in respective their sole discretions;

(b)
The representations and warranties made by the Company in this Agreement shall have been true and correct when made and shall be true and correct in all material respects (other than representations and warranties which are qualified as to materiality, which shall be true and correct in all respects, and other than the representations and warranties in Section 4.05 which shall each be true and correct in all respects) at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, except for changes therein permitted by this Agreement;

(c)
No Material Adverse Change shall have occurred in the business, assets, liabilities, results, financial condition, affairs or prospects of the Company from the Effective Date to the Closing;

(d)
The Company shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by the Company prior to or at the Closing;

(e)
The Company’s board of directors shall have approved this Agreement and the transactions contemplated herein and shall not have withdrawn such approval;

(f)
At least one director on the Company’s Board of Directors who is not “interested” in the transactions contemplated herein (for purposes of the Nevada Revised Statutes) shall have approved this Agreement and the transactions contemplated herein and shall not have withdrawn such approval; and

(g)
All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of the Company after the Closing Date on the basis as presently operated shall have been obtained.

ARTICLE VI. ADDITIONAL COVENANTS OF THE PARTIES

Section 6.01 Access to Properties and Records. From the Effective Date until the completion of the Closing or the earlier termination of this Agreement in accordance with its terms, each of the Company and Eagle Lake will each afford to the officers and authorized representatives of the other full access to the properties, books and records of the Company or Eagle Lake, as the case may be, in order that each may have a full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other, and each will furnish the other with such additional financial and operating data and other information as to the business and properties of the Company or Eagle Lake, as the case may be, as the other shall from time to time reasonably request.

Section 6.02 Delivery of Books and Records. At the Closing, Eagle Lake shall deliver to the Company, the originals of the corporate minute books, books of account, contracts, records, and all other books or documents of Eagle Lake now in the possession of Eagle Lake or its representatives.

Section 6.03 Third Party Consents and Certificates. The Company and the Eagle Lake Parties agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein contemplated.

Section 6.04 Actions Prior to the Closing.

 From and after the Effective Date until the Closing Date and except as permitted or contemplated by this Agreement, the Company and Eagle Lake, respectively, will each:

(a)
carry on its business in substantially the same manner as it has heretofore;

(b)
maintain and keep its properties in states of good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty;

(c)
maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it;

(d)
perform in all material respects all of its obligations under material contracts, leases, and instruments relating to or affecting its assets, properties, and business;

(e)
use its best efforts to maintain and preserve its business organization intact, to retain its key employees, and to maintain its relationship with its material suppliers and customers; and

(f)
fully comply with and perform in all material respects all obligations and duties imposed on it by all federal and state Laws (including without limitation, the federal securities Laws) and all rules, regulations, and orders imposed by federal or state governmental authorities.

ARTICLE VII. TERMINATION

Section 7.01 Termination. This Agreement may be terminated on or prior to the Closing Date:

(a)
By the mutual written consent of the Company, Eagle Lake and the Shareholders’ Representative;

(b)
By the Company (i) if the conditions to the Closing as set forth in Section 5.01 and Section 5.02 have not been satisfied or waived by the Company, which waiver the Company may give or withhold in its sole discretion, by the Termination Date, provided, however, that the Company may not terminate this Agreement pursuant to this Section 7.01(b) if the reason for the failure of any such condition to occur was the breach of the terms of this Agreement by the Company; or (ii) or there has been a material violation, breach or inaccuracy of any representation, warranty, covenant or agreement of any Eagle Lake Party contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Section 5.02 not to be satisfied, and such violation, breach or inaccuracy has not been waived by the Company or cured by the Eagle Lake Parties, applicable, within five (5) Business Days after receipt by Eagle Lake of written notice thereof from the Company or is not reasonably capable of being cured prior to the Termination Date;

(c)
By Eagle Lake and the Shareholders’ Representative acting together (i) if the conditions to Closing as set forth in Section 5.01 and Section 5.03 have not been satisfied or waived by Eagle Lake and the Shareholders’ Representative, which waiver Eagle Lake and the Shareholders’ Representative may give or withhold in their sole discretion, by the Termination Date, provided, however, that Eagle Lake and the Shareholders’ Representative may not terminate this Agreement pursuant to this Section 7.01(c) if the reason for the failure of any such condition to occur was the breach of the terms of this Agreement by any of the Eagle Lake Parties; or (ii) or there has been a material violation, breach or inaccuracy of any representation, warranty, covenant or agreement of the Company contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Section 5.03 not to be satisfied, and such violation, breach or inaccuracy has not been waived by Eagle Lake and the Shareholders’ Representative or cured by the Company, applicable, within five (5) Business Days after receipt by the Company of written notice thereof from Eagle Lake or is not reasonably capable of being cured prior to the Termination Date; or

(d)
By any Party, if a court of competent jurisdiction or other Authority shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated under this Agreement and such order or action shall have become final and nonappealable.

Section 7.02 Survival After Termination. If this Agreement is terminated by in accordance with Section 7.01, this Agreement shall become void and of no further force and effect with no liability to any Person on the part of any Party (or any officer, agent, employee, direct or indirect holder of any equity interest or securities, or Affiliates of any Party); provided, however, that this Section 7.02, Article VIII and Article IX shall survive the termination of this Agreement and (iii) nothing herein shall relieve any Party from any liability for fraud or any willful and material breach of the provisions of this Agreement prior to the termination of this Agreement.

ARTICLE VIII. INDEMNIFICATION

Section 8.01 Indemnification of Company. Provided that the Closing occurs, the Eagle Lake Shareholders, jointly and severally, hereby agree to indemnify and hold harmless to the fullest extent permitted by applicable law the Company, each of its Affiliates and each of its and their respective members, managers, partners, directors, officers, employees, stockholders, attorneys and agents and permitted assignees and the Shareholders’ Representative (each a “Company Indemnified Party”), against and in respect of any and all out-of-pocket loss, cost, payments, demand, penalty, forfeiture, expense, liability, judgment, deficiency or damage, and diminution in value or claim (including actual costs of investigation and attorneys’ fees and other costs and expenses) (all of the foregoing collectively, “Losses” and each individually a “Loss”) incurred or sustained by any Company Indemnified Party as a result of or in connection with (a) any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties, covenants and agreements of the Eagle Lake Parties contained herein or in any of the additional agreements or any certificate or other writing delivered pursuant hereto, and (b) any Actions by any third parties with respect to the business or operations of Eagle Lake for any period on or prior to the Closing Date. Notwithstanding the forgoing, with respect to any indemnification obligations of the Eagle Lake Shareholders arising from any Losses as a result of or in connection with any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties, covenants and agreements of any Eagle Lake Shareholder as set forth in Section 3.07 or Section 3.12, such indemnification obligations shall be solely the obligations of the Eagle Lake Shareholder giving such representations, warranties, covenants and agreements from which such claim arose, severally and not jointly and severally.

Section 8.02 Indemnification of the Eagle Lake Parties. Provided that the Closing occurs, the Company hereby agrees to indemnify and hold harmless to the fullest extent permitted by applicable law the Shareholders’ Representative, the Eagle Lake Shareholders, Eagle Lake and each of its officers, directors, employees, stockholders, attorneys and agents and permitted assignees (each a “Eagle Lake Indemnified Party”), against and in respect of any and all Losses incurred or sustained by any Eagle Lake Indemnified Party as a result of or in connection with any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties, covenants and agreements of the Company contained herein or in any of the additional agreements or any certificate or other writing delivered pursuant hereto.

Section 8.03 Procedure. The following shall apply with respect to all claims by any Eagle Lake Indemnified Party or Company Indemnified Party for indemnification with respect to actions by third-parties (with any references herein to an “Indemnified Party” being a reference to an Eagle Lake Indemnified Party or a Company Indemnified Party, as applicable, and any references herein to an “Indemnifying Party” being a reference to the Company or the Eagle Lake Shareholders, as applicable):

(a)
Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 8.03(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof, provided that the fees and disbursements of such counsel shall be at the expense of the Indemnified Party.

(b)
Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.03(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.03(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)
Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) calendar days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) calendar day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)
Cooperation. Upon a reasonable request made by the Indemnifying Party, each Indemnified Party seeking indemnification hereunder in respect of any Direct Claim, hereby agrees to consult with the Indemnifying Party and act reasonably to take actions reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Losses in respect of such Direct Claim. Any costs or expenses associated with taking such actions shall be included as Losses hereunder.

Section 8.04 Periodic Payments. Any indemnification required by this Article VIII for costs, disbursements or expenses of any Indemnified Party in connection with investigating, preparing to defend or defending any Action shall be made by periodic payments by the Indemnifying Party to each Indemnified Party during the course of the investigation or defense, as and when bills are received or costs, disbursements or expenses are incurred.

Section 8.05 Insurance. Any indemnification payments hereunder shall take into account any insurance proceeds or other third-party reimbursement actually received.

Section 8.06 Time Limit. The obligations of the Eagle Lake Shareholders and the Company under Section 8.01 and Section 8.02 shall expire two (2) years from the Closing Date, except with respect to (i) an indemnification claim asserted in accordance with the provisions of this Article VIII which remains unresolved, for which the obligation to indemnify shall continue until such claim is resolved; and (ii) resolved claims for which payment has not yet been paid to the Indemnified Party.

Section 8.07 Certain Limitations.

 The indemnification provided for in Section 8.01 and Section 8.02 shall be subject to the following limitations:

(a)
The Eagle Lake Shareholders shall not be liable to the Company Indemnified Parties for indemnification under Section 8.01 until the aggregate amount of all Losses in respect of indemnification under Section 8.01 exceeds $10,000 (the “Basket”), in which event the Eagle Lake Shareholders shall be required to pay or be liable for all such Losses in excess of the Basket up to a maximum amount equal to the value of the Exchange Shares on the Closing Date as received by the Eagle Lake Shareholders as determined by reference to the Share Price (the “Cap”), and provided that, in the event that the indemnification obligations are those of less than all of the Eagle Lake Shareholders pursuant to the last sentence of Section 8.01, then the Basket and the Cap shall be applied to such indemnifying Eagle Lake Shareholder(s) pro rata based on the number of shares of Eagle Lake Stock held by such Eagle Lake Shareholder(s) as of the Closing Date, such that, by way of example and not limitation. if an Eagle Lake Shareholder is so obligated to indemnify the Company Indemnified Parties pursuant to such section and held 50% of the total shares of Eagle Lake Stock as of the Closing Date, the Basket would be $5,000 and the Cap would be 50% of the total value of the Exchange Shares on the Closing Date as received by the Eagle Lake Shareholders as determined by reference to the Share Price. Any such utilization or satisfaction of the Basket and the Cap by one or more of the Eagle Lake Shareholders as a result of the preceding sentence shall apply to any later determinations of the utilization or satisfaction of the Basket and the Cap.

(b)
The Company shall not be liable to the Eagle Lake Indemnified Parties for indemnification under Section 8.02 until the aggregate amount of all Losses in respect of indemnification under Section 8.02 exceeds the Basket, in which event the Company shall be required to pay or be liable for all such Losses in excess of the Basket up to a maximum amount equal to the Cap, which shall in such case be applied to all of the Eagle Lake Shareholders as a group.

Section 8.08 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and any indemnified party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the any indemnified party’s or by reason of the fact that such indemnified party knew or should have known that any such representation or warranty is, was or might be inaccurate.

Section 8.09 Exclusive Remedy. In the event that the Closing occurs, the indemnification provisions contained in this Article VIII shall be the sole and exclusive remedy of the Parties with respect to the transactions contemplated herein for any and all breaches or alleged breaches of any representations, warranties, covenants or agreements of the Parties or any other provision of this Agreement or arising out of the transactions contemplated herein, except (i) with respect to any equitable remedy to which such Party may be entitled to with respect to any claims or causes of action arising from the breach of any covenants or agreement of a Party that is to be performed subsequent to the Closing Date, or (ii) with respect to a Party, an actual and intentional fraud with respect to this Agreement and the transactions contemplated herein. In furtherance of the foregoing, each Party, for itself and on behalf of its Affiliates, hereby waives, from and after the Closing, to the fullest extent permitted under applicable law and except as otherwise specified in this Article VIII, any and all rights, claims and causes of action it may have against any other Party relating to the subject matter of this Agreement or any other agreement, certificate or other document or instrument delivered pursuant to this Agreement, arising under or based upon any applicable law.

ARTICLE IX. MISCELLANEOUS

Section 9.01 Arbitration.

(a)
The Parties shall promptly submit any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement) or any alleged breach thereof (including any action in tort, contract, equity, or otherwise), to binding arbitration before one arbitrator (the “Arbitrator”). Binding arbitration shall be the sole means of resolving any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Agreement) or any alleged breach thereof (including any claim in tort, contract, equity, or otherwise).

(b)
If the Parties cannot agree upon the Arbitrator within ten (10) Business Days of the commencement of the efforts to so agree on an Arbitrator, each of the Parties shall select one arbitrator and the two arbitrators so selected shall select the Arbitrator.

(c)
The laws of the State of Nevada shall apply to any arbitration hereunder. In any arbitration hereunder, this Agreement and any agreement contemplated hereby shall be governed by the laws of the State of Nevada applicable to a contract negotiated, signed, and wholly to be performed in the State of Nevada, which laws the Arbitrator shall apply in rendering his decision. The Arbitrator shall issue a written decision, setting forth findings of fact and conclusions of law, within sixty (60) days after he shall have been selected. The Arbitrator shall have no authority to award punitive or other exemplary damages.

(d)
The arbitration shall be held in Palm Bay, Florida in accordance with and under the then-current provisions of the rules of the American Arbitration Association, except as otherwise provided herein.

(e)
On application to the Arbitrator, any Party shall have rights to discovery to the same extent as would be provided under the Federal Rules of Civil Procedure, and the Federal Rules of Evidence shall apply to any arbitration under this Agreement; provided, however, that the Arbitrator shall limit any discovery or evidence such that his decision shall be rendered within the period referred to in Section 9.01(c).

(f)
The Arbitrator may, at his discretion and at the expense of the Party who will bear the cost of the arbitration, employ experts to assist him in his determinations.

(g)
The costs of the arbitration proceeding and any proceeding in court to confirm any arbitration award or to obtain relief, as applicable (including actual attorneys’ fees and costs), shall be borne by the unsuccessful Party and shall be awarded as part of the Arbitrator’s decision, unless the Arbitrator shall otherwise allocate such costs in such decision. The determination of the Arbitrator shall be final and binding upon the Parties and not subject to appeal.

(h)
Any judgment upon any award rendered by the Arbitrator may be entered in and enforced by any court of competent jurisdiction. The Parties expressly consent to the non-exclusive jurisdiction of the United States Federal courts and the State of Florida courts in each case located in Brevard County, Florida to enforce any award of the Arbitrator or to render any provisional, temporary, or injunctive relief in connection with or in aid of the Arbitration. The Parties expressly consent to the personal and subject matter jurisdiction of the Arbitrator to arbitrate any and all matters to be submitted to arbitration hereunder. None of the Parties shall challenge any arbitration hereunder on the grounds that any party necessary to such arbitration (including the Parties) shall have been absent from such arbitration for any reason, including that such Party shall have been the subject of any bankruptcy, reorganization, or insolvency proceeding.

Section 9.02 Governing Law. This Agreement shall be governed by, enforced, and construed under and in accordance with the Laws of the State of Nevada, without giving effect to the principles of conflicts of law thereunder. Subject to the provisions of Section 9.01, each of the Parties (a) irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the United States Federal courts and the State of Florida courts in each case located in Brevard County, Florida. By execution and delivery of this Agreement, each Party irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid courts, and irrevocably waives any and all rights such Party may now or hereafter have to object to such jurisdiction.

Section 9.03 Waiver of Jury Trial.

(a)
EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.03(a).

(b)
Each of the Parties acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective Party and that such Party has discussed the legal consequences and import of this waiver with legal counsel. Each of the Parties further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

Section 9.04 Limitation on Damages.

 In no event will any Party be liable to any other Party under or in connection with this Agreement or in connection with the Transactions for special, general, indirect or consequential damages, including damages for lost profits or lost opportunity, even if the Party sought to be held liable has been advised of the possibility of such damage.

Section 8.05 Broker. The Company and Eagle Lake Parties agree that there were no finders or brokers involved in bringing the Parties together or who were instrumental in the negotiation, execution or consummation of this Agreement. The Company and the Eagle Lake Parties each agree to indemnify the other against any claim by any third person other than those described above for any commission, brokerage, or finder’s fee arising from the transactions contemplated hereby based on any alleged agreement or understanding between the Indemnifying Party and such third person, whether express or implied from the actions of the Indemnifying Party.

Section 9.06 Notices.

(a)
Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by email, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

If to the Company, to:

Sollensys Corp.
Attn: Donald Beavers
2479 Palm Bay Rd. NE, STE 7
Palm Bay, FL 32905
Email: don@probabilityandstatistics.com

If to Eagle Lake, or to any of the Eagle Lake Shareholders, to:

Eagle Lake Laboratories, Inc.
Attn: Donald Beavers
2479 Palm Bay Rd. NE, STE 7
Palm Bay, FL 32905
Email: don@probabilityandstatistics.com

With copies, in any case, which shall not constitute notice, to:

Anthony L.G., PLLC
Attn: John Cacomanolis
625 N. Flagler Drive, Suite 600
West Palm Beach, FL 33401
Email: jcacomanolis@anthonypllc.com

(b)
Any Party may change its address for notices hereunder upon notice to each other Party in the manner for giving notices hereunder.

(c)
Any notice hereunder shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by email with return receipt requested and received and (iv) three (3) days after mailing, if sent by registered or certified mail.

Section 9.07 Attorneys’ Fees. In the event that any Party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing Party shall be reimbursed by the losing Party for all costs, including reasonable attorney’s fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 9.08 Confidentiality. Each Party agrees that, unless and until the transactions contemplated by this Agreement have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another Party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other Party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by Law to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement. In the event of the termination of this Agreement, each Party shall return to the applicable other Party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each Party will continue to comply with the confidentiality provisions set forth herein.

Section 9.09 Public Announcements and Filings. Unless required by applicable Law or regulatory authority, none of the Parties will issue any report, statement or press release to the general public, to the trade, to the general trade or trade press, or to any third party (other than its advisors and representatives in connection with the transactions contemplated hereby) or file any document, relating to this Agreement and the transactions contemplated hereby, except as may be mutually agreed by the Parties. The Parties acknowledge and agree that the Company is obligated to file a Form 8-K pursuant to the Exchange Act relating to this Agreement and the transactions contemplated herein (the “Form 8-K”). Other than the Form 8-K or the disclosures referenced in the immediately preceding sentence, copies of any such filings, public announcements or disclosures, including any announcements or disclosures mandated by Law or regulatory authorities, shall be delivered to each Party at least one (1) business day prior to the release thereof.

Section 9.10 Third Party Beneficiaries. This contract is strictly between the Company, Eagle Lake, the Eagle Lake Shareholders and the Shareholders’ Representative, and except as specifically provided herein, no other Person and no director, officer, stockholder (other than the Eagle Lake Shareholders), employee, agent, independent contractor or any other Person shall be deemed to be a third-party beneficiary of this Agreement.

Section 9.11 Expenses. Subject to Article VIII and Section 9.07, whether or not the Exchange is consummated, each of the Company and Eagle Lake will bear their own respective expenses, including legal, accounting and professional fees, incurred in connection with the Exchange or any of the other transactions contemplated hereby.

Section 9.12 Entire Agreement. This Agreement represents the entire agreement between the Parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

Section 9.13 Survival. The representations, warranties, and covenants of the respective Parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of two years.

Section 9.14 Amendment; Waiver; Remedies; Agent.

(a)
This Agreement may be amended, modified, superseded, terminated or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the Company, Eagle Lake and the Shareholders’ Representative.

(b)
Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any Party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.

(c)
Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any Party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a Party waives or otherwise affects any obligation of that Party or impairs any right of the Party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved Party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

Section 9.15 Eagle Lake Shareholders’ Representative.

(a)
Each Eagle Lake Shareholder constitutes and appoints the Shareholders’ Representative as its representative and its true and lawful attorney in fact, with full power and authority in its name and on its behalf:

(i)
to act on such Eagle Lake Shareholders’ behalf in the absolute discretion of Shareholders’ Representative with respect to all matters relating to this Agreement, including execution and delivery of any amendment, supplement, or modification of this Agreement and any waiver of any claim or right arising out of this Agreement or the provision of any consent or agreement hereunder; and

(ii)
in general, to do all things and to perform all acts, including executing and delivering all agreements, certificates, receipts, instructions, and other instruments contemplated by or deemed advisable to effectuate the provisions of this Section 9.15.

(b)
This appointment and grant of power and authority is coupled with an interest and is in consideration of the mutual covenants made in this Agreement and is irrevocable and will not be terminated by any act of any Eagle Lake Shareholder or by operation of law, whether by the death or incapacity of any Eagle Lake Shareholder or by the occurrence of any other event. Each Eagle Lake Shareholder hereby consents to the taking of any and all actions and the making of any decisions required or permitted to be taken or made by Shareholders’ Representative pursuant to this Section 9.15. Each Eagle Lake Shareholder agrees that Shareholders’ Representative shall have no obligation or liability to any Person for any action taken or omitted by Shareholders’ Representative in good faith, even if taken or omitted negligently, and each Eagle Lake Shareholder shall indemnify and hold harmless Shareholders’ Representative from, and shall pay to Shareholders’ Representative the amount of, or reimburse Shareholders’ Representative for, any Loss that Shareholders’ Representative may suffer, sustain, or become subject to as a result of any claim made or threatened against Shareholders’ Representative in his capacity as such.

(c)
The Company shall be entitled to rely upon any document or other paper delivered by Shareholders’ Representative as being authorized by Eagle Lake Shareholders, and the Company shall not be liable to any Eagle Lake Shareholder for any action taken or omitted to be taken by the Company based on such reliance.

Section 9.16 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the Parties, and no such relationship otherwise exists. No presumption in favor of or against any Party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

Section 9.17 Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties.

Section 9.18 No Assignment or Delegation. No Party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of all of the other Parties and any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement. This Agreement shall be binding on the permitted successors and assigns of the Parties.

Section 9.19 Commercially Reasonable Efforts. Subject to the terms and conditions herein provided, each Eagle Lake Party and the Company shall use their respective commercially reasonable efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable, and to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

Section 9.20 Further Assurances. From and after the Effective Date, each Party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such Party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

Section 9.21 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached and that each Party shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of the provisions hereof and to enforce specifically the terms and provisions hereof, without the proof of actual damages, in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, and agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (a) the other Party has an adequate remedy at law, or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section ..22 Counsel. The Parties acknowledge and agree that Anthony L.G., PLLC (“Counsel”) has acted as legal counsel to the Company, Eagle Lake and certain of the Eagle Lake Shareholders. Each of the Parties acknowledges and agrees that they are aware of, and have consented to, the Counsel acting as legal counsel to each of the foregoing, notwithstanding that Counsel has advised each of the Parties to retain separate counsel to review the terms and conditions of this Agreement and the other documents to be delivered in connection herewith, and each applicable Party has either waived such right freely or has otherwise sought such additional counsel as it has deemed necessary. Each of the Parties hereby waives any such conflict of interest resulting from Counsel’s representation of each of the applicable Parties, and confirms that the Parties have previously negotiated the material terms of the agreements as set forth herein.

Section ..23 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. The execution and delivery ofa facsimile or other electronic transmission of a signature to this Agreement shall constitute delivery of an executed original and shall be binding upon the person whose signature appears on the transmitted copy.

[Signatures Appear on Following Pages]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

Sollensys Corp.

By:       /s/ Donald Beavers
Name:  Donald Beavers
Title:    Chief Executive Officer

Eagle Lake Laboratories, Inc.

By:      /s/ Donald Beavers
Name:  Donald Beavers
Title:    Chief Executive Officer

Shareholders’ Representative

By:       /s/ Donald Beavers
Name:  Donald Beavers

Eagle Lake Shareholders’ Signatures continue on following pages.

Donald Beavers By: /s/ Donald Beavers Name: Donald Beavers
Daniel Kirk By:/s/ Daniel Kirk Name: Daniel Kirk
Walter Kirk By: /s/ Walter Kirk Name: Walter Kirk
Robert Belknap By: /s/ Robert Belknap Name: Robert Belknap
Pamela Belknap By: /s/ Pamela Belknap Name: Pamela Belknap
Michelle Beavers By: /s/ Michelle Beavers Name: Michelle Beavers
Anthony Motto By: /s/ Anthony Motto Name: Anthony Motto

Eagle Lake Shareholders Signature Pages to Share Exchange Agreement (1)

David Beavers By: /s/ David Beavers Name: David Beavers
Tabitha Kriegh By: /s/ Tabitha Kriegh Name: Tabitha Kriegh
David M Beavers By: /s/ David M Beavers Name: David M Beavers
Sharon Motto By: /s/ Sharon Motto Name: Sharon Motto
Very Virtual Inc By: /s/ Anthony D. Motto Name: Anthony D. Motto Title: President
Travaglini Inc By: /s/ Anthony D. Motto Name: Anthony D. Motto Title: President

Eagle Lake Shareholders Signature Pages to Share Exchange Agreement (2)

Shatoga Inc By: /s/ Sharon Motto Name: Sharon Motto Title: President
Gabrielle Marie Inc By: /s/ Gabrielle Marie Motto Name: Gabrielle Marie Motto Title: President
Geroge B. Rothwell By: /s/ Geroge B. Rothwell Name: Geroge B. Rothwell Terry L. Rothwell By: /s/ Terry L. Rothwell Name: Terry L. Rothwell
Denhams Ace Holdings By: /s/ John Denham Name: John Denham Title: President
Edward P. Moore By: /s/ Edward P. Moore Name: Edward P. Moore

Eagle Lake Shareholders Signature Pages to Share Exchange Agreement (3)

Does That Compute LLC By: /s/ Phillip Hayes Name: Phillip Hayes Title: President
Garofalo Holdings, LLC By: /s/ Gene Garfalo Name: Gene Garfalo Title: President
Lenny H. Kohl By: /s/ Lenny H. Kohl Name: Lenny H. Kohl
Brent Scott Washburn By:/s/ Brent Scott Washburn Name: Brent Scott Washburn
Brain Klauber By: /s/ Brain Klauber Name: Brain Klauber
Tyler Lee Field By: /s/ Tyler Lee Field Name: Tyler Lee Field

Eagle Lake Shareholders Signature Pages to Share Exchange Agreement (4)

KAI 88, LLC By: /s/ Liong Mah Name: Liong Mah Title: President
Tanya Beavers By: /s/ Tanya Beavers Name: Tanya Beavers
Nicholas Beavers By:/s/ Nicholas Beavers Name: Nicholas Beavers
Theresa Parks By: /s/ Theresa Parks Name: Theresa Parks
Michael E. Piontek By: /s/ Michael E. Piontek Name: Michael E. Piontek
John Mays By:/s/ John Mays Name: John Mays

Eagle Lake Shareholders Signature Pages to Share Exchange Agreement (5)

Richard Larew By: /s/ Richard Larew Name: Richard Larew Suzanne Larew By: /s/ Suzanne Larew Name: Suzanne Larew
Fred E Sutton Revocable Trust UTD 4/10/2008 By: /s/ Fred Sutton Name: Fred Sutton Title: Trustee
Michael Urso By: /s/ Michael Urso Name: Michael Urso
R.Brian Haire By: /s/ R.Brian Haire Name: R.Brian Haire
Richard Frank Brawley By:/s/ Richard Frank Brawley Name: Richard Frank Brawley
Alex J Cohen By: /s/ Alex J Cohen Name: Alex J Cohen

Eagle Lake Shareholders Signature Pages to Share Exchange Agreement (6)

Diane Katrice Svanda By: /s/ Diane Katrice Svanda Name: Diane Katrice Svanda
Heather Brawley Popovich By: /s/ Heather Brawley Popovich Name: Heather Brawley Popovich
lexmar Holdings By: /s/ Valarie Garfalo Name: Valarie Garfalo Title: President
Derek Simons By: /s/ Derek Simons Name: Derek Simons
Gwenda Beavers By:/s/ Gwenda Beavers Name: Gwenda Beavers
Denise M. Beavers By:/s/ Denise M. Beavers Name: Denise M. Beavers
Christopher T Caprio By: /s/ Christopher T Caprio Name: Christopher T Caprio

Eagle Lake Shareholders Signature Pages to Share Exchange Agreement (7)

Thomas C. Beavers By: /s/ Thomas C. Beavers Name: Thomas C. Beavers
Lillian Beavers By:/s/ Lillian Beavers Name: Lillian Beavers
William Beavers By:/s/ William Beavers Name: William Beavers
Zachary Russell Van Iderstine By: /s/ Zachary Russell Van Iderstine Name: Zachary Russell Van Iderstine
Matthew L Helmintoller By:/s/ Matthew L Helmintoller Name: Matthew L Helmintoller
Christopher V. Hughes and Keturah C. Hughes as trustee of the Christopher V. Hughes REVOCABLE TRUST U/D/T dated June 7, 2018 f/b/o Chrisopher V. Hughes

By: /s/ Christopher Hughes

Name: Christopher Hughes

Title: Trustee

Celeste Notardonato By: /s/ Celeste Notardonato Name: Celeste Notardonato

Eagle Lake Shareholders Signature Pages to Share Exchange Agreement (8)

Andrew C. Denick By: /s/ Andrew C. Denick Name: Andrew C. Denick
Chandler Management Group By: /s/ Gerald Chandler Name: Gerald Chandler Title: President
James Kriegh By: /s/ James Kriegh Name: James Kriegh Tabitha Kriegh By:/s/ Tabitha Kriegh Name: Tabitha Kriegh
Building block LLC By: /s/ Robert Beckner Name: Robert Beckner Title: Manager
Anthony Nolte By:/s/ Anthony Nolte Name: Anthony Nolte Joanna Nolte By: /s/ Joanna Nolte Name: Joanna Nolte

Eagle Lake Shareholders Signature Pages to Share Exchange Agreement (9)

Warren Cameron Mays By: /s/ Warren Cameron Mays Name: Warren Cameron Mays Anne Mays By: /s/ Anne Mays Name: Anne Mays
Dewayne Carpenter By:/s/ Dewayne Carpenter Name: Dewayne Carpenter
Robert Jones By: /s/ Robert Jones Name: Robert Jones
Michelle Kaiser By: /s/ Michelle Kaiser Name: Michelle Kaiser
Stephen Brewer By:/s/ Stephen Brewer Name: Stephen Brewer
David N Bulk By: /s/ David N Bulk Name: David N Bulk C Bulk By:/s/ C Bulk Name: C Bulk

Eagle Lake Shareholders Signature Pages to Share Exchange Agreement (10)

Andrew P. Hardy By: /s/ Andrew P. Hardy Name: Andrew P. Hardy Barbara B. Hardy By:/s/ Barbara B. Hardy Name: Barbara B. Hardy
Bruce Holt By: /s/ Bruce Holt Name: Bruce Holt
Harold Goodwin By: /s/ Harold Goodwin Name: Harold Goodwin
Enlightened Consultants INC By: /s/ Mike Nagy Name: Mike Nagy Title: President
Sedeja Associates LLC By: /s/ Jim Love Name: Jim Love Title: President

Eagle Lake Shareholders Signature Pages to Share Exchange Agreement (11)

Spectrum Blockchain LLC By: /s/ David Alpizar Name: David Alpizar Title: President
O. John Alpizar By: /s/ O. John Alpizar Name: O. John Alpizar
Jessica B Marsh By:/s/ Jessica B Marsh Name: Jessica B Marsh
Janna Alpizar By:/s/ Janna Alpizar Name: Janna Alpizar
The VanBuren Family Revocable Living Trust By: /s/ Rachel VanBuren Name: Rachel VanBuren Title: Trustee
Warren Betts By: /s/ Warren Betts Name: Warren Betts

Eagle Lake Shareholders Signature Pages to Share Exchange Agreement (12)

Mark Herendeen By: /s/ Mark Herendeen Name: Mark Herendeen Lisa Henderdeen By:/s/ Lisa Henderdeen Name: Lisa Henderdeen
Mark L. Sangree By:/s/ Mark L. Sangree Name: Mark L. Sangree
Scott Marsh By: /s/ Scott Marsh Name: Scott Marsh
Jonathan Schroer By:/s/ Jonathan Schroer Name: Jonathan Schroer Amy Schroer By:/s/ Amy Schroer Name: Amy Schroer
Roberta Neves By:/s/ Roberta Neves Name: Roberta Neves
Laura Joslin By: /s/ Laura Joslin Name: Laura Joslin

Eagle Lake Shareholders Signature Pages to Share Exchange Agreement (13)

Rossana P. Marshall By: /s/ Rossana P. Marshall Name: Rossana P. Marshall Mike Marshall By:/s/ Mike Marshall Name: Mike Marshall
Austin Mays By:/s/ Austin Mays Name: Austin Mays
Liliana Marshall By: /s/ Liliana Marshall Name: Liliana Marshall Wyatt Hoover By: /s/ Wyatt Hoover Name: Wyatt Hoover
Russell Van Iderstine By:/s/ Russell Van Iderstine Name: Russell Van Iderstine Anita Van Iderstine By:/s/ Anita Van Iderstine Name: Anita Van Iderstine

Eagle Lake Shareholders Signature Pages to Share Exchange Agreement (14)

Patricia L. Malone By: /s/ Patricia L. Malone Name: Patricia L. Malone Michael Malone By:/s/ Michael Malone Name: Michael Malone
Christopher Ballentine By:/s/ Christopher Ballentine Name: Christopher Ballentine
Shepard J. Fagan By: /s/ Shepard J. Fagan Name: Shepard J. Fagan
Matthew Jordan Frazier By:/s/ Matthew Jordan Frazier Name: Matthew Jordan Frazier
Gregory Stow By:/s/ Gregory Stow Name: Gregory Stow
Mark Fabro By:/s/ Mark Fabro Name: Mark Fabro

Eagle Lake Shareholders Signature Pages to Share Exchange Agreement (15)

Luis M Alvarez By: /s/ Luis M Alvarez Name: Luis M Alvarez
The VanBuren Family Living Trust Dated 12/29/11 By: /s/ James VanBuren Name: James VanBuren Title: Trustee
Robert Beckner By: /s/ Robert Beckner Name: Robert Beckner
Westin Flower By: /s/ Westin Flower Name: Westin Flower
Jacob Luhn By: /s/ Jacob Luhn Name: Jacob Luhn
Deep Patel By: /s/ Deep Patel Name: Deep Patel
Edward Mills By: /s/ Edward Mills Name: Edward Mills

Eagle Lake Shareholders Signature Pages to Share Exchange Agreement (16)

Christine Jasper By: /s/ Christine Jasper Name: Christine Jasper
John Aheron By:/s/ John Aheron Name: John Aheron
Nicholas M. Gardner By: /s/ Nicholas M. Gardner Name: Nicholas M. Gardner Shelly R. Gardner By:/s/ Shelly R. Gardner Name: Shelly R. Gardner
Brian Sullivan By:/s/ Brian Sullivan Name: Brian Sullivan
David Hughes By:/s/ David Hughes Name: David Hughes
John Precious By: /s/ John Precious Name: John Precious

Eagle Lake Shareholders Signature Pages to Share Exchange Agreement (17)

Robert Edward Hart By: /s/ Robert Edward Hart Name: Robert Edward Hart
La Donna Watterson By: /s/ La Donna Watterson Name: La Donna Watterson
Darren J Stalteri By: /s/ Darren J Stalteri Name: Darren J Stalteri
Robert Solito By:/s/ Robert Solito Name: Robert Solito
Matias Fernandez By: /s/ Matias Fernandez Name: Matias Fernandez
Krystal Kennedy By:/s/ Krystal Kennedy Name: Krystal Kennedy
Bronson Glatz By:/s/ Bronson Glatz Name: Bronson Glatz

Eagle Lake Shareholders Signature Pages to Share Exchange Agreement (18)

Belana Ventures LLC By: /s/ Adam Martingano Name: Adam Martingano Title: Manager
Blockchain Logistech, LLC By: /s/ Krystal Kennedy Name: Krystal Kennedy Title: Manager
Lawrence E. Desse II By: /s/ Lawrence E. Desse II Name: Lawrence E. Desse II
Nicholas Assante By: /s/ Nicholas Assante Name: Nicholas Assante
Matthew K. Beckwith By: /s/ Matthew K. Beckwith Name: Matthew K. Beckwith
Laura D. Yepez Perez By: /s/ Laura D. Yepez Perez Name: Laura D. Yepez Perez
Johan S. Mihindukulasuriya By:/s/ Johan S. Mihindukulasuriya Name: Johan S. Mihindukulasuriya

Eagle Lake Shareholders Signature Pages to Share Exchange Agreement (19)

Exhibit A

Eagle Lake Shareholders’ Eagle Lake Stock

Shareholder Name	Shares of Eagle Lake Stock Owned	Percentage of Exchange Shares to be Received
Donald Beavers	1,784,530	17.845%
Daniel Kirk	499,474	4.995%
Walter Kirk	499,474	4.995%
Robert Belknap	489,539	4.895%
Pamela Belknap	489,474	4.895%
Michelle Beavers	485,855	4.859%
Anthony Motto	376,118	3.761%
David Beavers	368,421	3.684%
Tabitha Kriegh	368,421	3.684%
David M Beavers	368,421	3.684%
Sharon Motto	367,895	3.679%
Very Virtual Inc	315,789	3.158%
Travaglini Inc	315,789	3.158%
Shatoga Inc	315,789	3.158%
Gabrielle Marie Inc	315,789	3.158%
Geroge B. Rothwell and Terry L. Rothwell	184,211	1.842%
Denhams Ace Holdings	173,684	1.737%
Edward P. Moore	170,526	1.705%
Does That Compute LLC	157,895	1.579%
Garofalo Holdings, LLC	145,263	1.453%
Lenny H. Kohl	173,947	1.739%
Brent Scott Washburn	67,895	0.679%
Brain Klauber	63,158	0.632%
Tyler Lee Field	63,158	0.632%
KAI 88, LLC	63,158	0.632%
Tanya Beavers	52,632	0.526%
Nicholas Beavers	52,632	0.526%
Theresa Parks	52,632	0.526%
Michael E. Piontek	44,211	0.442%
John Mays	40,000	0.400%
Richard Larew and Suzanne Larew	40,000	0.400%
Fred E Sutton Revocable Trust UTD 4/10/2008	34,211	0.342%
Michael Urso	31,579	0.316%
R.Brian Haire	31,579	0.316%
Richard Frank Brawley	31,579	0.316%
Alex J Cohen	31,579	0.316%
Diane Katrice Svanda	31,579	0.316%
Heather Brawley Popovich	31,579	0.316%
lexmar Holdings	29,211	0.292%
Derek Simons	29,211	0.292%
Gwenda Beavers	26,316	0.263%
Denise M. Beavers	26,316	0.263%
Christopher T Caprio	26,316	0.263%

Exhibit A – Page 1

Shareholder Name	Shares of Eagle Lake Stock Owned	Percentage of Exchange Shares to be Received
Thomas C. Beavers	26,316	0.263%
Lillian Beavers	26,316	0.263%
William Beavers	26,316	0.263%
Zachary Russell Van Iderstine	25,789	0.258%
Matthew L Helmintoller	24,211	0.242%
Christopher V. Hughes and Keturah C. Hughes as trustee of the Christopher V. Hughes REVOCABLE TRUST U/D/T dated June 7, 2018 f/b/o Chrisopher V. Hughes	22,632	0.226%
Celeste Notardonato	22,105	0.221%
Andrew C. Denick	21,053	0.211%
Chandler Management Group	18,947	0.189%
James Kriegh and Tabitha Kriegh	18,947	0.189%
Building block LLC	18,947	0.189%
Anthony Nolte and Joanna Nolte	17,368	0.174%
Warren Cameron Mays and Anne Mays	15,789	0.158%
Dewayne Carpenter	15,789	0.158%
Robert Jones	15,474	0.155%
Michelle Kaiser	14,737	0.147%
Stephen Brewer	14,737	0.147%
David N Bulk and C Bulk	14,737	0.147%
Andrew P. Hardy and Barbara B. Hardy	14,737	0.147%
Bruce Holt	14,737	0.147%
Harold Goodwin	14,737	0.147%
Enlightened Consultants INC	14,737	0.147%
Sedeja Associates LLC	14,737	0.147%
Spectrum Blockchain LLC	14,737	0.147%
O. John Alpizar	13,158	0.132%
Jessica B Marsh	13,158	0.132%
Janna Alpizar	13,158	0.132%
The VanBuren Family Revocable Living Trust	12,632	0.126%
Warren Betts	12,632	0.126%
Mark Herendeen and Lisa Herendeen	12,632	0.126%
Mark L. Sangree	12,632	0.126%
Scott Marsh	12,632	0.126%
Jonathan Schroer and Amy Schroer	10,000	0.100%
Roberta Neves	9,474	0.095%
Laura Joslin	9,474	0.095%
Rossana P. Marshall and Mike Marshall	9,474	0.095%
Austin Mays	9,474	0.095%
Liliana Marshall and Wyatt Hoover	9,474	0.095%
Russell Van Iderstine and Anita Van Iderstine	8,421	0.084%
Patricia L. Malone and Michael Malone	7,895	0.079%
Christopher Ballentine	7,368	0.074%
Shepard J. Fagan	6,316	0.063%
Matthew Jordan Frazier	6,316	0.063%

Exhibit A – Page 2

Shareholder Name	Shares of Eagle Lake Stock Owned	Percentage of Exchange Shares to be Received
Gregory Stow	6,316	0.063%
Mark Fabro	5,263	0.053%
Luis M Alvarez	5,263	0.053%
The VanBuren Family Living Trust Dated 12/29/11	5,053	0.051%
Robert Beckner	4,737	0.047%
Westin Flower	4,737	0.047%
Jacob Luhn	4,737	0.047%
Deep Patel	11,841	0.118%
Edward Mills	3,158	0.032%
Christine Jasper	3,158	0.032%
John Aheron	3,158	0.032%
Nicholas M. Gardner	1,579	0.016%
Shelly R. Gardner	1,579	0.016%
Brian Sullivan	3,158	0.032%
David Hughes	3,158	0.032%
John Precious	2,632	0.026%
Robert Edward Hart	2,632	0.026%
La Donna Watterson	2,632	0.026%
Darren J Stalteri	2,632	0.026%
Robert Solito	1,579	0.016%
Matias Fernandez	2,632	0.026%
Krystal Kennedy	1,053	0.011%
Bronson Glatz	1,053	0.011%
Belana Ventures LLC	1,053	0.011%
Blockchain Logistech, LLC	1,053	0.011%
Lawrence E. Desse II	526	0.005%
Nicholas Assante	526	0.005%
Matthew K. Beckwith	526	0.005%
Laura D. Yepez Perez	526	0.005%
Johan S. Mihindukulasuriya	263	0.003%
Totals:	10,000,000	100.000%

Exhibit A – Page 3